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                                 EXHIBIT 99.1


          AMERICAN PACIFIC CLAIMS UNJUST, UNREASONABLE ELECTRIC RATES

LAS VEGAS, NEVADA, FEBRUARY 14, 2001 / PR Newswire / -- American Pacific Corporation's (NASDAQ National Market: APFC) division Western Electrochemical Company (WECCO), a Cedar City, Utah operation that manufactures a chemical vital to the United States' defense and space efforts, filed a complaint Wednesday with the Public Service Commission ("PSC") against PacifiCorp, claiming it had been charged unjust, unreasonable and discriminatory electric rates.

The complaint comes on the heels of a December 2000, electric bill from Utah Power, which is owned by PacifiCorp, that was approximately 600% higher than WECCO paid a year earlier. WECCO also asserts that is has been overcharged some $2.6 million since January 1999, for electricity at its plant near Cedar City.

In the complaint, WECCO makes 10 requests of the PSC to remedy the situation, including asking the PSC to order PacifiCorp to provide electricity at prices no higher than those paid by other industries in the state of Utah, refund all charges that have exceeded just and reasonable prices and, consistent with its current service agreement, make power available to WECCO ahead of PacifiCorp's wholesale customers.

"When WECCO moved to Cedar City in 1988, we were assured of reasonable and predictable power costs," said John R. Gibson, chief executive officer of American Pacific Corporation.

"In addition," he said, "we were given assurances of power availability, or in the event of interruption, adequate notice that would allow us to take whatever mitigating actions we deemed necessary."

"Now, WECCO finds itself paying rates that threaten the company's existence in Utah. This is especially disconcerting when Utah Power enticed WECCO to Cedar City with the promise of economically priced interruptible electricity," Gibson said.

The chemical plant employees 200 people and is one of Cedar City's largest employers. Among other chemicals, the facility produces ammonium perchlorate. It supplies this chemical to certain prime contractors of the United States government for numerous space and defense programs that are critical to the national security and space initiatives. WECCO's customers in Utah include Thiokol Propulsion, Alliant Techsystems, Inc. and Autoliv ASP, Inc.


                      Page 1 of Exhibit 99.1 to Form 8-K
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Under terms of its service agreement with PacifiCorp, the utility provides WECCO with 1 megawatt of firm power and 10 megawatts of power that can be interrupted. It is the latter component that has caused the skyrocketing rate increases.

WECCO contends that PacifiCorp has curtailed the 10 megawatts, without providing sufficient notification of the impending interruption, used WECCO's power to fulfill the utility's commitments to its wholesale customers, and then sold back to WECCO higher-cost replacement power.

A substantial portion of WECCO's costs of operating its Cedar City facility is for electricity. As a short-term measure and in an effort to mitigate these unreasonable charges for electricity, WECCO has significantly reduced production at the plant, relying instead upon existing inventory to meet contractual requirements.

The PSC has scheduled an emergency hearing for WECCO's complaint on February 22, 2001. The hearing will begin at 1:30 p.m. (m.s.t.) in the PSC offices in Salt Lake City, Utah.

Forward Looking Statements

Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including potential declining demand and/or downward pricing pressures for the Company's products, governmental budget constraints and/or decreases affecting the U.S. Department of Defense or NASA which would cause a continued decrease in demand for AP, technological advances or new or competitive products causing a reduction or elimination of demand for the Company's products, as well as other risks detailed from time to time in the Company's SEC reports, including the most recent Form 10-K and 10-Q Reports.

American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems and fire extinguishment systems. The Company also designs and manufactures environmental protection products and is involved in real estate development.

                      Page 2 of Exhibit 99.1 to Form 8-K